MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

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LCII - Q1 2018 LCI Industries Earnings Call

EVENT DATE/TIME: MAY 4, 2018 / 03:00PM GMT

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

CORPORATE PARTICIPANTS
Brian Michael Hall LCI Industries - CFO
Jason D. Lippert LCI Industries - CEO & Director
Scott T. Mereness LCI Industries - President
Tyler Deur Lambert Edwards - Investor Relations

CONFERENCE CALL PARTICIPANTS
Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the First Quarter 2018 LCI Industries Earnings Conference Call. (Operator Instructions) As a reminder, today's program is being recorded. I would now like to introduce your host for today's program, Tyler Deur, Lambert Edwards Investor Relations. Please go ahead.

Tyler Deur - Lambert Edwards - Investor Relations
Thanks, Jonathan. Good morning, everyone, and welcome to the LCI Industries 2018 First Quarter Conference Call. I'm Tyler Deur with Lambert Edwards, LCI's Investor Relations firm, and I'm joined on the call today by members of LCI's management team, including Jason Lippert, CEO and Director; Scott Mereness, President; and Brian Hall, CFO.

Management will be discussing first quarter results in just a moment, but first, they've asked me to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the company's earnings release, in its annual report on Form 10-K and its other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert - LCI Industries - CEO & Director
Thank you, Tyler. Good morning, everyone, and welcome to LCI's first earnings call of 2018. We're happy to announce another record quarter with Q1 revenues reaching $650 million, up from $498 million or 31% up from the same quarter last year. Our OEM segment grew to approximately

$600 million in sales for quarter 1 up from $462 million or 30% from the same quarter last year, while our aftermarket segment grew to $50 million, up from $36 million or 39% from the same quarter last year.

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Diluted earnings per share grew from $1.71 per share to $1.86 per share during the same period. We're happy to announce continued sales growth into Q2, as April sales totaled nearly $245 million or a 47% increase over April last year.

Over the past 2 quarters, it is an understatement to say we've had a challenging commodities environment. While we believe the administration had good intentions around the tariffs by adding more steel and aluminum manufacturing jobs and attempting to even the playing field between the U.S. and foreign steel and aluminum producers, this policy has certainly had some adverse effects.

Since September of last year, aluminum costs have risen 30% and steel has risen approximately 35%.

LCI currently purchases approximately 300,000 tons of steel and 50,000 tons of aluminum every year, and almost 100% of these purchases are from domestic sources.

In our conversations with steel industry experts, they claim that steel manufacturers are now able to recoup some of the cost they haven't been able to pass along over the past few years due to stiff foreign competition.

As steel has gone up in the last couple of quarters, the tariffs and the rising tide impact created more margin pressure in Q1.

We have recently initiated a significant price increase to address the impact of steel tariffs and expect to see that impact by late Q2 and early Q3 of this year.

While always difficult to pass along increases of this magnitude, our customers understand that this tariff-related increase has largely been out of LCI's control.

We plan on getting creative in finding alternative ways to help our customers and our business units offset some of these increased costs.

Our customers are currently in the process of passing some of these increases to their dealers as well as mitigating some of the increases they're receiving through re-contenting their product lines, so ultimately retail consumers of RVs feel as little inflationary impact as possible.

We continue to focus on making improvements in the business through lean initiatives, reducing attrition through leadership and culture improvement, and implementing other continuous improvement activities.

In 2018, we are working towards an estimated savings of $16 million in annual run rate, with our lean and automation initiatives.

We estimate over 2,000 additional team members, completed our lean training in 2017, and we believe this will continue to help offset some of the increased costs in business as we move more and more toward a complete culture around continuous improvement.

To further stress our lean initiatives, we broke ground on a $30 million fully automated chassis processing facility that will revolutionize the way we manufacture RV chassis, LCI's largest product line.

We expect to recoup our investment over a 4-year period, but more importantly, significantly improved the quality of the chassis and provide greater safety to our teams. This is one of many automation and robotics programs we have in works at LCI.

LCI is continuing to focus on markets outside the RV industry as we develop more as an engineering products company, serving the leisure and mobile transportation industries.

Prior to 2010, we were focused squarely in the RV components supply space, whereas today we have a large suite of highly engineered products that have IP, value-added design, coupled with a distinct focus on staying away from any products that would be classified as a commodity.

We are nearing $1 billion in annualized revenues and markets outside towable RV OEM. In fact, 90% of the last $275 million in revenues acquired were non-RV related. Our vision is to be an engineered products company with high value-added product lines and growing these product lines organically as well as through strategic acquisitions in order to lessen the dependence on historical products.

If you think back to 10 years ago, we were a $600 million company that manufactured primarily only steel and glass products in 25 divisions, serving predominantly one industry. Today, we have grown into a company that has just under 70 manufacturing divisions in various countries, serving multiple industries around leisure and mobile transportation, with many product lines and almost $1 billion in revenues outside the RV business
-- of towable RV OEM.

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Our future will continue to trend towards more products and businesses outside our traditional markets by utilizing the processes and manufacturing in our skill sets of steel, aluminum, fabric and upholstery, glass, electric motors, motion systems, hydraulic power systems and electronics manufacturing. We utilized many of the major raw materials using manufacturing and with a robust R&D center, there isn't much we feel we can't do. We consider marine, cargo and equipment trailers, buses, heavy trucking and commercial vehicles as adjacent markets to RV.

We have put a great deal of resources around operational, engineering, research and development, sales and automation to bring new products to these newer markets.

In Q1 2018, our adjacent OEM sales rose to $142 million up 50% from the same quarter last year. Aftermarket sales jumped to approximately $50 million for quarter 1, up 39% from the same quarter last year, with operating profit increasing 24% in that same period.

We have allocated meaningful resources to our aftermarket businesses and the growth and margin opportunity are significant here. Equally as important is what we believe to be the most advanced customer service and call center organization in our industry.
We believe great after-care services is the key to staying relevant in the long term and this is why we've added significant resources to these areas. LCI manufactures and sells $1.5 billion in serviceable RV parts into new vehicles every year. And the market for these replacement parts continues to grow as we assist thousands of aftermarket customers every month find replacement parts and service part for used RVs in the field.

We believe that this, coupled with a strong aftermarket product pipelines and the customer service to support big growth will continue to make for an incredibly bright future at our aftermarket division.

RVIA's shipment numbers for the first 3 months are up 13% over 2017 and still pointing in a positive direction.

The industry wholesale shipments totaled about 505,000 units since 2017, and in 2018, the industry association estimates approximately 540,000 units, which would be a 10-year run of increased wholesale shipments.

Thor recently reported a backlog of $2.8 billion and many others are continuing to add more production capacity.

We believe that the most encouraging factor in keeping this run going are the retails sales number. Retail has continued to trend upwards with an estimated 10% year-to-date increase from 2017, despite some of the weather challenges we've had in the Midwest.

Other important factors for our business are high consumer confidence, good availability of credit as well as the fact that younger buyers continue to enter the mobile lifestyle in record numbers.

In 5 years, the millennial generation will be nearing age 40, and this demographic is larger than the baby boomers generation, which have been the industry's biggest buyers over the last decade. Kampgrounds of America's recent study shows that 40% of all 77 million campers are millennials while 75% of millennial and Gen X.

Other interesting facts in the KOA report were significant increase in diversity in camping. And also that 4 in 10 RV-ers do not own their own camper. The option to rent, we feel, will create more buyers into our market as more people are able to experience the RV lifestyle through renting.

KOA also reported that 61% of all U.S. households camp and this statistic alone is the best thing the RV industry has going for it.

LCI alongside our OEM customers will continue to develop new products that appeal to this younger demographic through new innovative features and floor plans, enhancing the already attractive RV lifestyle that centers around family, friends, outdoors and fun.

The economy is still going strong, and all these factors lead us to believe that the industry will continue its momentum through 2018.

As we have for every year over the last decade, LCI continues to increase RV content through innovation and existing product evolution. And this is especially encouraging in a market in which entry-level units are fueling this growth, and should yield smaller content results.

In fact, our content increase on towables was $259 per unit in the last period. And we feel this points directly to the success of our new product development through R&D.

We have made significant investments in R&D every year and we believe it's a distinct advantage we have over our competition. We have over 50 professionals, dedicated to research and development and our new product pipeline is larger than ever.

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

It's also very important to note that many of our products in the development are outside our traditional core market of RV.

It's great to look at our project list and see new and exciting products for marine, European caravan, bus and other adjacent markets. In the coming months, we will unveil several of these engineered product solutions that will support these other industries.

Probably most exciting in the world of R&D in new product development is the introduction of our Furrion line of refrigerators, air conditioners and hot water heaters. These Furrion product lines represent more than $800 million in organic market opportunities for the OEM and aftermarkets. Last week, we had most of our customers through our Furrion showroom to review the launch of these exciting new products and based on the feedback we've received our customers were ecstatic about the opportunities and we already have customer commitments that we'll start shipping in Q3 for these new product lines.

On the last earnings call, we spoke just a little bit about the Taylor Made acquisition, our largest in company history. Taylor Made was founded 110 years ago and is primarily known for designing, engineering and manufacturing window and glass products in North American and European OEM marine markets where it supplies windshield and fabric solutions for all types of boats.

It is also well-known for its immense aftermarket product line presence in the marine sector. Another significant part of Taylor Made is its supply of engineer glass product solutions to the industrial equipment manufacturers as well as window and glass solutions for the UTV market.

We anticipated many synergies in the way of cross-selling, cross branding and material savings and because Taylor Made's strong leadership team, we are realizing these synergies quickly.

We anticipate Taylor Made contributing over $155 million in revenues this year and with incredibly strong brand and talented leadership team, the Taylor Made name gives instant credibility to any of our products in the marine market and we intend to leverage that brand as much as possible with all our marine products.

In addition to Taylor Made in Q1, we also acquired the window and glass business of Hehr International. Hehr has been supplying glass products for over 70 years and provides LCI with continued growth in the RV, bus, conversion van, trailer and heavy trucking industries.

With approximate 12-month trailing sales of $55 million at the time of the purchase, we expect Hehr to have an immediate impact to the bottom line of our business.

We welcome all the Hehr and Taylor Made team members to the LCI family and look forward to growing this business as LCI strives to become one of the preeminent suppliers of engineered window products in North America.

In closing, I want to thank all of the teams for -- at LCI for the great quarter through all the challenges our teams continually rise to the occasion and we greatly appreciate our LCI teams for that. To our customers, we thank them for their loyalty and continued support.

I will now turn to Brian Hall, our CFO, to discuss in more detail our Q1 financial results. And then we'll follow with questions.

Brian Michael Hall - LCI Industries - CFO
Thanks, Jason, and good morning to everyone. Over the next few minutes, I'll provide some additional color regarding the financial results. Our consolidated net sales for the first quarter of 2018 increased approximately 31% to $650 million. It is important to note that our organic sales growth rate was 20%, reflecting strong industry growth and continued market share gains in the industries we serve. The remainder of the year-over-year growth is attributable to acquisitions, which accounted for just under $53 million of the $152 million increase in sales.

Net sales to original equipment manufacturers of RVs, boats, manufactured homes and school buses, to name just a few, increased 30% to just over $600 million. Sales to RV OEMs, our largest customer base, grew at 25% compared to the first quarter of 2017.

The industry continued to show strong growth as wholesale shipments of towable and motorized RVs increased 15% and 7%, respectively.

Organic sales growth to RV OEMs was just over 21%, with acquisitions making up the remainder. Sales to adjacent OEMs grew over 50% to $142 million for the quarter, with acquired revenues contributing $35 million of the $48 million in growth.

The Aftermarket Segment increase sales 39% to just over $50 million for the quarter.

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Motorized RV content per unit for the 12 months ended March 31, 2018, increased over $300 to $2,328 per unit, while towable RV content per unit increased $259 to $3,317 per unit.

It is important to note that year-over-year increase in towable content per unit is the greatest that it's been in over 5 years. And motorized content growth was the second largest increase in 6 years.

Growth in furniture, awning, Furrion and leveling were key contributors to the increase, partially offset by the continued shift towards more entry-level product, which tend to carry less content per unit. Sales of Furrion products have increase over 80%, and now account for almost $177 of our content per unit and have more than tripled in the first 3 years of our program.

International sales were almost $23 million for the quarter, an increase of 158%.

Our international sales are described in more detail within our quarterly report on Form 10-Q and are excluded from our computations of content per unit.

Turning to profits. Our gross profit margins increased to 21.6% for the quarter. Material cost, primarily steel, aluminum and foam, have increased significantly over the past 18 months. And we experienced even higher increases for the first quarter from the new tariffs on steel and aluminum.

Aluminum costs have increased over 25% since Q3 of 2017, and is the company's second largest sourced commodity. Steel costs have increased over 30% since Q3 of 2017 as well.

While several cost-based pricing initiatives have been implemented, the further increases in commodity inflation have more than offset the gains. Additional price adjustments will go into effect April 1 and June 1.

The timing of the adjustments had a negative impact on our short-term results. In addition, we have incurred startup costs and facility moves relating to school -- new school bus and train window business as well as relocating certain chassis business to handle continued sales growth. These costs have affected profit margins by over 70 basis points year-over-year.

Operating expenses as a percent of sales decreased from 13% in the first quarter of 2017 to 12.4% in the first quarter of 2018.

Our SG&A profile has been somewhat negatively impacted by certain acquisitions completed in 2018, including transaction-related cost and higher
-- and a higher expense profile. However, they were more than offset by the operating leverage gained during the quarter.

Q1 diluted earnings per share increased to $1.86 per share compared to $1.71 per share in Q1 of 2017. The increase in profit resulted from the incremental sales, partially offset by the increases in labor, material and other cost as previously mentioned. Noncash depreciation and amortization increased over $3 million for the first quarter of 2018, while noncash stock-based compensation increased over $1.6 million when compared to the first quarter of the prior year.

Our effective income tax rate was 19.4%, benefiting from the Tax Cuts and Jobs Act. The rate was favorably impacted by excess tax benefits from equity-based composition, although the benefit was not as favorable when compared to 2017, due to the depressed market valuation of the stock and the impact of the new tax law.

We are estimating the 2018 full year effective tax rate to be 22% to 24% for the full year.

The company's financial position and cash flow remain strong. We continue to focus on putting our capital to work through disciplined strategic investments. While using $139 million of -- in cash for our business acquisitions, $26 million for capital expenditures and returning $14 million to our shareholders in the form of dividends, we ended the quarter with a net debt position of $221 million at March 31.

Our current leverage position relative to EBITDA was only 0.8x, and provides an -- provides us ample flexibility for future investments. That is the end of our prepared remarks. Jonathan, we are ready to entertain questions. Thank you.

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

QUESTION AND ANSWER

Operator
(Operator Instructions) Our first question comes from the line of Kathryn Thompson from Thompson Research Group.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Just the first following up on inflation. Very much appreciated the color you gave on prepared -- on your prepared commentary. But pulling the string a little bit further on steel and aluminum. What we would like to get a little bit more clarity on is a way to frame the impact of steel and aluminum inflation to overall cost of goods sold, if not for the quarter, perhaps for the full year. Maybe that's the way of looking at it because you quantified the average annual spend? Or even putting in a rough bucket what those 2 materials are of your total raw material spend?

Brian Michael Hall - LCI Industries - CFO
Kathryn, this is Brian. I'll start. We haven't typically provided those -- that detailed numbers. I mean, I would estimate steel and aluminum to be roughly, I would say 30% -- over 30% of our material spend. So annually

Scott T. Mereness - LCI Industries - President
In dollars it's close to $400 million based on that tonnage that Jason provided on the call. So we're talking about a $400 million spend between those 2 commodities, roughly. So when you look at the inflation, you can take the tonnage and you can look at the delta and calculate the impact that those costs -- those input costs have on our P&L.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Okay. In terms of the -- so you made 2 acquisitions this year. You've been able to outline what the contribution is going to be for calendar '18 and for the next 12 months. But if you could just give a little bit more color on integration and the opportunity of the next few years because there have been some acquisitions like Furrion, which is really more [JV], that have been contributed more than not. But maybe help us under -- frame it in terms of what the opportunity is for these 2 separate acquisitions.

Jason D. Lippert - LCI Industries - CEO & Director
Well, I'll start, Kathryn -- it's Jason. Two totally different companies. Taylor Made, start with them. They were a really solid stand-alone company with a very strong management team. We've, more or less, let them operate as a stand-alone, as we've added some manufacturing resources and other support resources to the business that will help capture the synergies. But with the Hehr acquisition, they had good management team at the plant levels but not a robust overarching structure for manufacturing. So -- in that case, we're looking at integrating some of the facilities that they have around ours. And we've got 4 or 5 total consolidations, plant consolidations going on right now. One of those is with Hehr. So the -- we bought businesses that need a lot of cleanup and a lot of work in the past. And we kind of drew the line in the sand a couple of years ago, and we just focus on companies that aren't going to take a lot of integration work. But certainly opportunity for both companies, especially our materials, and those synergies, we really, usually pull together in the first 6 months. So Scott can provide some additional color.

Scott T. Mereness - LCI Industries - President

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Kathryn, so I've had the opportunity to just visit a decent amount of Taylor Made customers over the last few months. I visited all the plants, including the 2 plants in Europe, prior to the acquisition. And one of the things I can tell you is that, the cross-selling opportunities are abundant. I think that from the canvas, when you look at market shares on canvas, that they have, first and foremost, that's a low market share with a high market potential. Secondly, when you look at our furniture product line as far as the pontoon furniture product line, there's other boat segments that we've gotten some very positive feedback that they would be interested, just due to the health and strength of the marine industry, that they would like us to at least explore the opportunity of a possibly building either all their furniture or a portion of their furniture. So I would tell you that canvas and furniture would be 2 exciting cross-selling opportunities that we're really exploring. And then from the Furrion standpoint, there are some products, additional new products that will be coming to the market that Furrion will allow us to sell into the marine market. But that's a little bit further down the road.

Jason D. Lippert - LCI Industries - CEO & Director
And I'd add one other thing that the Taylor Made group, very strong in the aftermarket. I think they are -- they're over 20% of their total sales in the aftermarket business with marine. So they're going to help us expedite and turbocharge some of our products into their aftermarket they're well-established in.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Okay. And final question is really more on the RV industry in terms of just industry inventory levels. Granted there's been a lot of focus on that as last year came to close early into 2018. Could you at least give your perspective on matching demand with current production levels?

Jason D. Lippert - LCI Industries - CEO & Director
Well, we'll probably sound like a little bit of a broken record with what everybody else is saying, but there has obviously been a little bit of an overselling over the early part of the year, as many OEMs have come out and said as much. But the key is that retail is strong, in the high single digit. And I think the key question for all the OEMs and dealers to answer and most of them have given us their feedback is that what's the likelihood that retail sales on the RV side of the business stays high. And they all feel like high single-digits is very manageable, given the feedback they're getting from the dealers, based on the camping statistics out there, which are very favorable, products at lower cost and entry-level products being available financing and credit, all the key indicators along with the GDP that looks like 3% this year. There is a lot of green light with respect to how things look going forward. But there will be -- they're trying to determine how quick retail will catch and eat up some of that excess wholesale inventory, whether it's 30 days or 60 days or 90 days of short-term.

Scott T. Mereness - LCI Industries - President
Kathryn, one other quick note there. When you look at wholesale numbers, we're just looking at March to March. So March '18 through March '17, a 12-month period, 510,000 units were wholesale. So if -- that gives you a little bit of color on at least the trailing 12 months on wholesale.

Operator
Our next question comes from the line of Scott Stember from CL King.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Jason, you talked about in your interaction with the OEMs from a price perspective. And obviously, how difficult it is to try to put through a very large increase when you're talking about tariffs and things like that. Are you also talk about working with the OEMs as far as whether it's de-contenting

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

or looking for ways to strip cost out of the product? Can you maybe just talk about at the end of the day, how that affects you? Whether this is a net negative for LCI? Or are there other ways that you could be compensated, whether it's through share gains on the top line with these same customers?

Jason D. Lippert - LCI Industries - CEO & Director
Yes. Yes, the pricing -- the pricing increases have been very tough. But like I said in my opening remarks, I mean, the OEMs understand, they don't like it, but they understand that we didn't create this environment of increasing cost around steel and aluminum. But they're being very reasonable. I mean, there's a lag in a lot of the price increases that we give. So we try not to sting our customers with it right away, and we work out a reasonable implementation period. And we've worked through that with all of our key customers, with all of our customers over the last month or so around all the steel and aluminum. But when it comes to de-contenting, I tell you that, the good thing for LCI is, we make a lot of exciting products. We make a lot of exciting products that help drive features and benefits and in some cases like leveling are the reasons people are buying certain trailers. Where the OEMs are going to de-content is the stuff that they can't sell. They can sell a leveling system, they can sell a special feature around an entry door window or awning that they can point to and get the customer excited about. They can sell a OneControl system. But again, what they're going to de-content is the stuff you can't see, the stuff that customers aren't going to get excited about. And fortunately for us, we don't make a lot of those products. So we might get creative around engineering, around some of our existing products that we supply and reengineer to help engineer cost out of products for customers. And doing some of that with some of our key partners right now. So it entails a lot of things, but I think when customers look at pulling things out that a customer, an RV retail consumer is not going to notice. It might be changing stuff that commodity type products that we don't supply moving from a high-cost commodity item to a lower cost commodity item. And we just don't supply a lot of commodity items. Hope that helps.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Yes, yes. I'm just trying to get a sense of -- I know there's a lot of moving pieces and getting price increases. You obviously are going to lose some on the way up giving the movement of prices and how fast it's going. But overall...

Jason D. Lippert - LCI Industries - CEO & Director
Well, let me add too that -- I'm sorry to interrupt you. But let me add that the commodities have been kind of going a little bit -- been going up since last September. So the OEMs have been looking at de-contenting scenarios over the last 6 to 8 months, and you look at our content numbers and we're up. I think that's just a good sign, similar to what I just got done talking about that we offer exciting features, features and benefits that are going to help sell trailers. And that's the important thing, looking at how de-contenting might affect us.

Scott T. Mereness - LCI Industries - President
And, Scott, one more quick comment in terms of -- Jason, Jason talked about the non-towable revenue growth that we've had in all of our different markets. But just one more plug for the towable side. Again, we already said this but the biggest number in 5 years in terms of content growth on towables, second biggest content growth in 6 years on motorhomes. And those numbers are close to almost 2x what our 15-year average has been in terms of content growth. And so, we feel like -- we've been talking about the market -- the addressable market opportunity that we've created with not only Furrion but travel trailer leveling and our OneControl products and they're finally starting to take traction and these numbers that we put up the last of couple of quarters are huge. We feel like we have a ton of runway left over the next 3 to 5 years. And that, regardless of what the industry does short-term in terms of wholesale versus retail, that strategy is going to continue to play out for us, regardless of what the industry numbers are going to do. So it's going to be a very good positive over the next several years. So...

Jason D. Lippert - LCI Industries - CEO & Director

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

And look at some of the Furrion content we're launching. I mean, over $0.5 billion in content and big items like refrigerators and air conditioners and hot water heaters and other products that they are launching, I named a few of the big ones. But that's pretty good stuff.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Got it. That's very helpful. And on the labor front, I mean, a lot has been made of when you guys are running hot and heavy, how hard it is to find labor. If things do moderate somewhat, albeit still up nicely, maybe just talk about the positive benefits that will have for you guys from a labor perspective?

Jason D. Lippert - LCI Industries - CEO & Director
Say again, when you say positive benefits of what, Scott?

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Oh, I was just talking about if the production levels, while they still might be up, do moderate a little bit, how that basically, gives you guys a chance to catch your breath from a productivity standpoint as well from the labor side?

Jason D. Lippert - LCI Industries - CEO & Director
Sure, yes. Well, obviously, our first lever to pull when volume slows up or the brakes are tapped or overtime hours comes down. So that has an exponential impact on our margins. I tell you, too, that as much as people are complaining about labor in our area being around 2% unemployment, our focus on culture over the last 3 years has lined people up at our doors. There's a lot of people out there that are not loving where they're working because they're just not getting treated well. And we're the small little fish bowl here in Elkhart County with almost 40 facilities here and over 7,000 people. So the word gets around fast when we're doing the right things at work. So people are getting burnt out and tired at other places and coming to our place, and we haven't experienced that toughness in finding labor that, I think, a lot of the other businesses have.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
All right. Just one last quick one. The number for April being up 46%, very impressive. And obviously, there is Taylor in there and Hehr. Maybe just give us a framework of what the organic number looks like for April. Seems to be more than the 20% that you did for the quarter.

Brian Michael Hall - LCI Industries - CFO
Scott, this is Brian. The -- yes, I mean, it's roughly a little bit -- well, your numbers are accurate, it's close to what it was for the first quarter. The one thing to think about for the first quarter is Taylor Made and Hehr are not all in that quarter. So you probably have a little bit of pickup from that as they would be all in, in the April number. But it's roughly the low-20% numbers, low to mid, for organic for the month of April.

Operator
Our next question comes from the line of Craig Kennison with Baird.

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Brian, I wanted to start with you. I guess, what kind of margin guidance are you willing to share for 2018 with, I guess, the low end of your prior target seemingly out of the reach? And really, I'm just wondering if you think you can hold the 10% EBIT margin you posted in 2017? And relative to that, how do you feel about margin growth?

Brian Michael Hall - LCI Industries - CFO
Thanks, Craig. As you know, we don't -- we traditionally don't give guidance. But I think your expectations are reasonable. I think that we can show some improvement, especially when you get to the back half of the year, albeit we're looking at forward curves on steel and aluminum and what we think we're going to do in the back half. And then, once the price increases start to pick up there. But -- so we think the back half can be good and get us back into the that range comparable to maybe, even a little better than 2017. But certainly, to your point, it would be difficult to get into our long-term profitability ranges that we target, just given how steep the commodity inflation's been here in the first half.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
And then as you pursue an offsetting price increase, is it easier to raise price in the aftermarket than on your OEM customers, and is there any dynamic there that plays a role in your margin?

Scott T. Mereness - LCI Industries - President
It's -- so, Craig, this is Scott. It's always difficult to pass through price increases. I mean, this type of environment, nobody likes to take a price increase. But fortunately, we have customers that understand what we -- what we're faced with and while the predicament is, and are willing to sit down and listen and work out a solution that works for both of us from a timing and quantity standpoint. So I don't think people's personalities are whole a lot different from the OEM segment versus aftermarket. But that being said, I think they're -- even the margin profile within aftermarket is a little bit higher. So I think there might be a little bit more relaxed point of view from the aftermarket situation.

Jason D. Lippert - LCI Industries - CEO & Director
I'll add that in the aftermarket business, it's more of a timing thing where price is reviewed every year at a certain time. And that's generally the opportunity to make a change on pricing. But that's all I'd really add there. It's been a challenging period, because it's just not -- we didn't come into Q1 expecting that materials were going to go up as much as they did. But I'm confident that our industry will figure out how to creatively price products and whether it's a mix of de-contenting and price increases, back to the dealers and retail customers that will create a product price point that isn't too inflationary where the customers are going to really notice it on the payment.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
And then shifting to the content per unit growth here. That was certainly a bright spot in the quarter for both motorhomes and towables. I guess first, to what extent did acquisitions play a role in those figures? And then second, I know you've been facing a broader decline in ASPs as more young people enter the market, they buy entry-level units and that's put downward pressure on, I guess, the average selling price of a unit. And yet, in that context you've been able to grow your content per unit. Question would be, is there any evidence that maybe we're seeing a bottom in the decline in industry ASPs, as maybe people buy their second unit? Or are you still facing headwinds related to kind of a decline in those prices?

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Scott T. Mereness - LCI Industries - President
Well, I'll take -- this is Scott. I'll take the first part of the question. So with the exception of some motorized furniture revenue that we had in relation to the Lexington acquisition, the majority of everything else as far as the content numbers both on the towable side and motorhome side would be organic. And then the second part of your question, can you kind of go back through that real quick?

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Yes, sorry. I just -- I know you've been facing a broader decline in average selling prices, because young people are buying entry-level units. So it's hard for you to grow content per unit when the average price of a unit is actually going down. I'm wondering, at what point will you see the average price of a unit turn positive? And that would give you more of a tailwind rather than a headwind as you look at content per unit?

Jason D. Lippert - LCI Industries - CEO & Director
Well, I think, because volumes run up so much in our industry as a result of finding some new entry level price points that the OEMs have found for the dealers and ultimately the retail consumers, I think there's going to be a continued press to keep price points relatively low and find new openings there. But again, I'd go back to some of the product launches we've got coming through our organic R&D and Furrion through refrigerators and air conditioners, some big ticket stuff like that, we feel our content has a really -- it has a lot of runway left.

Scott T. Mereness - LCI Industries - President
I guess when you look at pure demographics, when you say yourself that yes, we still have a younger set of millennials that would be in their 20s, but you'd have to say between millennials and Gen X, Gen Y, that with every year that they increase in age, that their income profile, you would maybe make an assumptions that their income profile will go up and therefore, they would be attracted to more expensive units. So you'd have to look at the demographics right now and say that there is a lot of runway in the future that says that a lot of young and first-time buyers will continue to be in the market. And they get older and have more pricing income and pricing power themselves, I think that bodes well for a long-term content growth situation.

Jason D. Lippert - LCI Industries - CEO & Director
And just to give a quick add on content, you take -- I keep going back to Furrion because that's such a big opportunity. But you look at our last appliance launch of ovens, we've gone in and taken over a substantial part of the market in a relatively short time on the ovens, nearly 50%. So we can go in and do the same thing with some of these other product lines, which provides a lot of runway. And then you look at some of the other products we're building and launching, continued versions of the OneControl, which is a technology product that every customer is going to have Bluetooth or every retail unit is going to have Bluetooth capability at some point. The consumers are demanding it, travel-trailer leveling and things like that. I mean, they are just things that customers want and they're only going to grow.

Operator
Our next question comes from the line of Daniel Moore with CJS Securities.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
I think, Brian, I heard you say that startup costs impacted margins to the tune of 70 bps in the quarter, did I hear that right? Can you elaborate a little bit? And are those discrete in the quarter? Or should we think about some of those lingering into Q2?

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Brian Michael Hall - LCI Industries - CFO
Dan, yes, 70 basis points was the impact that impacted the quarter. I -- I would -- we've been dealing with some of those for more than just this quarter. When you look at -- once we got into the train window business, which was primarily in Europe, we launched that over here in the U.S. And that's a new business for us that has taken some time to build the infrastructure needed to be able to a, make the bids and then execute on the contracts. So some of them are more ongoing. But that would be one example, train windows, school bus windows as we've continue to gain market share there. So a lot of new business that we've had to deal with. And of course, have the initial startup cost and then plus just it takes a little bit of time to gain the efficiencies over time. Then the -- a little drag and chassis, the same. As the industry's continued to grow, we've taken some products and taken them out of facilities and moved them into new facilities. And it takes a while to work through and gain the efficiencies. And -- so those are -- well, that's what they impacted. They impacted 70 basis points and there is a few others there as well. We're certainly focused on all of those and would anticipate those to continue to decline as the year continues on.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Okay, that's helpful. And then maybe just touch base on the aftermarket. Your outlook over the next few years, regardless of what growth in wholesale shipments looks like. And I know you have that big chart in the presentation of total market opportunity. But maybe bring that into the next, call it 1 to 3 years, what can aftermarket look like for you? And one quick follow-up.

Scott T. Mereness - LCI Industries - President
Yes, so right now we -- on our growth potential chart we show aftermarket being a $440 million market opportunity. That will be updated to include the marine market opportunity, which those 2 acquisitions happen inside the quarter. So we haven't yet updated that but that was at the end of last year. That being said, that does not include other aftermarket opportunities of -- we've talked about that slide as being very conservative in that it's who we sell to today and who we -- customers and products that we have today. That doesn't include any fringe products that we might be looking at or industries -- other adjacent industries. So I think the average investor should expect that number to continue to go up as we do more and more adjacent acquisitions. We're going to build it organically and we're going to build it through finding new adjacent industries that also have a heavy aftermarket content. So I think the $440 million is what we have today. But the good news is, that it's going to continue to be a lot bigger number in the future.

Brian Michael Hall - LCI Industries - CFO
Yes, Jason has mentioned reefers and AC units, that would be a significant impact on aftermarket opportunity in those product lines as well, just to name a couple more.

Jason D. Lippert - LCI Industries - CEO & Director
I think different from the OEMs business -- this is Jason -- I think different from the OEMs business, the aftermarket customers are very, very willing to put more of their eggs in one basket. They like the one-shop stop opportunity because they're buying thousands and thousands of components for new RVs and used RVS and parts that aren't made anymore and they have got to deal with the service shop. So we're really becoming a reliable source for everybody in the aftermarket channels and the runway seems higher. Our sales for April were really good, obviously, in that area. And we don't -- it's hard to project out 3 years. But it feels like there's a lot of runway left.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

It's helpful. The price increases that are going in, in June, do those encapsulate the further inflation that we've seen so far in Q2? Or is that more based on sort of where we were at 3/31?

Jason D. Lippert - LCI Industries - CEO & Director
We're trying to recover as much cost as we can. We don't -- some of it's indexed on some of our steel products that we just have a flat 3-month lag to capture whatever cost have gone up. Now, remember that, like in 2016, when things started going back up, we don't give it away quick either. So -- and we had that impact in 2016, where we saw some margin inflation, because we take it on the way down. And then in the way back when pricing starts to normalize, we don't give it away. We don't give it back right away. So we'll have that impact at some time, prices aren't going to stay as high as where they are today. But we're trying to capture as much of the cost as we can that's reasonable. And that's what's getting passed along in June and July. So -- we feel good about where we are at. It's just been a tough 3 months trying to get everybody's head around it.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
That's helpful. And just -- go ahead, I'm sorry.

Scott T. Mereness - LCI Industries - President
I was just going to make a comment. I would say that when you just if you looked at steel prices since the start of the second quarter, they've been relatively stable as compared to rapidly escalating throughout the first quarter. So if you use some of those data points, just as a way to better answer the question, I would say that the majority of the increases that we have going in effect in June would cover at least what we've seen just because of the fact that there's been a softening of the increases. They still have gone up but steel, at least, has been flatter than aluminum.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Got it. And lastly, just on the automation efforts, obviously, you got the new chassis facility going in, using a little bit more robotics. Kind of always thought of the RV industry as being a little bit more labor-intensive. Are there other opportunities as you look along across the products and your manufacturing to continue to supplant labor and perhaps drive margins with automation over time?

Jason D. Lippert - LCI Industries - CEO & Director
Yes, there's lots of opportunities all over the place. And just remember as we continue to make acquisitions, especially some of the bigger ones we've made recently this year, the company that we're buying traditionally don't have any lean or continuous improvement activity or automation in motion when we acquire. So those are all good opportunities for us. So that's happening at some of the newer acquisitions. And we still have a lot of opportunities with existing facilities. As technology continues to change and we use a lot of outside input on having people come into our facilities and show us what other industries are doing. You might be surprised by the fact that Elkhart County per capita has more robots than any other county in the country, not the most robots, but there's a lot of automation, especially on the supply side, not so much on the OEM side. But we're going to continue to -- where we can get good return on investment investing in these projects, we're going to keep moving them forward. And we are starting to get some really good experience now.

Scott T. Mereness - LCI Industries - President
I think one other important comment there. There's probably when we look at our internal list of projects that might be within that size and scope, there might be 5 to 10 that we might be able to pick from. The issue really comes down to what -- how many do we want to bite off at one particular time in a calendar year. And so, I think that we're going to be mindful of doing it, making sure that we do it successfully, when we take on those big

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

projects. So I think you could expect that we'll be able to do a few of those for several years to come. But we are focused on making sure they're done right, not necessarily trying to throw tons of projects at the wall and get those kicked off.

Operator
(Operator Instructions) Our next question comes from the line of Steve O'Hara from Sidoti & Company.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
I just -- question about the way steel flows through. I mean, is there any effort to maybe better index the price increases and price decreases going forward? I mean, I assume for some of the parts, it's maybe a little tougher to calculate the exact or maybe for the -- your buyer to calculate the exact cost of steel. But I would think for chassis and things like that, it would be much easier. I mean, is there any effort to make it more of a passthrough cost where you're paying X for your engineering and labor, et cetera, but the steel is kind of more, the price is what we pay for it. It's higher or lower?

Jason D. Lippert - LCI Industries - CEO & Director
I think, Steve, the real thing to be helpful in answering the question is just knowing that these aren't small products. If it was just a small little steel product that was going to impact the customer's bill a couple of dollars, that's one thing. But when you talk about a chassis that weighs a couple thousand pounds and you're talking about really moving the needle on cost, they don't want to get surprised in 30 days and then have to work through their dealer network to figure out how to get price on their end. They need a little bit more time, I think, with -- considering the size of some of the products we sell and the scope of some of the products we sell. So I think that's what drives some of the timing there.

Scott T. Mereness - LCI Industries - President
I think one other comment, Steve, this is like a 15- to 20-year type commodity situation. And to -- we certainly have been moving in the direction of having some of our products indexed. But to try to formulate a game plan on pricing, against a 15- to 20-year pricing type situation is probably not the right way to look at it. I think that it's -- it needs to be dealt with on a one-off basis this time around. But the longer term goal would be to
-- given the slight ups and downs of the commodity market that we usually see, that we have pricing mechanisms that time the market appropriately.

Jason D. Lippert - LCI Industries - CEO & Director
The key is, we've got to get the -- we've got to get price when we need it. And we've got great relationship with our customers. And when we need it, there is a trusting relationship there where they understand. And we're focused on the long-term. I mean, we're not -- we've got to let the customers run the process a little bit, because they really drive our business. So they've got to have a majority part of the say-so. And we feel we do a good job there.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
Okay. And then just maybe, you talked about you get hurt in the short term, I guess, when commodity cost rise and then you make it up and don't give it all back right away when they fall. I mean, historically, have customers been as willing to let you kind of take the benefit as they are willing to let you take the pain on the way up?

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Jason D. Lippert - LCI Industries - CEO & Director
Yes, absolutely, yes. I think if you look at our historical results and it shows that, I think we have moved towards more engineered products over the years. But if you look at our historical EBIT margins, we're right around 8%. And the last few years, we've done a little bit better than that. So we're going to continue to engineer great products for all the industries we serve and continue to fight for better margins. And when we have these types of challenging pricing situations, we're going to try to work it to our customer's favor and our favor the best we can.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
Okay. And then just on the Taylor Made. Did you say the revenue for Taylor Made this year? I thought you said $155 million, but maybe that's wrong?

Jason D. Lippert - LCI Industries - CEO & Director
Yes, yes, that's it. That was the projection for this year, yes.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
I think they did a $150 million last year, right?

Scott T. Mereness - LCI Industries - President
Yes, and so when you look at not only the current calendar year number when you look going forward as far as like a run rate type standpoint, it's even higher than that, Brian, I think $160 million to kind of the $150 million to $170 million range.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
Okay, so you're talking about your ownership period rather than calendar '18?

Brian Michael Hall - LCI Industries - CFO
Correct.

Operator
Our next question comes from the line of Seth Woolf from Northcoast Research.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
I'm just curious, I wanted to start off, there's the retail sales number that you guys provide. You're estimating from March because it hasn't been released yet. Are you making any assumption for future revisions to January and February? Or does that just include your estimate for March? Just

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

a methodology, I was just curious.

Jason D. Lippert - LCI Industries - CEO & Director
No, we're not making any adjustments in that number. I'll tell you that we look at retail a couple of different ways. We obviously get the same measuring stick you do through statistical surveys. But our customers on the OEM side, they get their retail feedback daily. So as we're in touch with these guys on a daily basis, we don't have that 45-day lag like you typically see in stat surveys. I mean, we're asking them every day and we're seeing some pretty consistent results with what we saw the first 2 months. So they get their registrations in every day and we are on at making sure that, that trend feels consistent with what we saw the first couple months. And it's good feedback so far.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay, very good. I guess more recently, there's been little bit of concern over retail momentum in the month of April. Have you guys seen anything different from your -- these conversations? Or is it still the same solid momentum more or less based on what you have seen?

Jason D. Lippert - LCI Industries - CEO & Director
Yes, it seems like mid- to high single-digits that's what everybody's saying. Winnebago, there is a note on them the other day talking about their confidence in seeing that retail on a high single-digit number. So all evidence we've got right now points to that range.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay, excellent, all right. I guess then just moving on to pricing. I know it's a big topic. I was wondering if you could talk about how much -- there is really strong content per unit growth. But if we look at I guess as a percentage of the organic sales or what -- how much of the organic sales were driven by price increases this quarter?

Brian Michael Hall - LCI Industries - CFO
Thanks, Seth, this is Brian. I would estimate the price increases on towables, our significant market, was -- less than $30 of that growth -- of the $259 of growth. That help? Does that help?

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay, great. That's really helpful. Any sense for how much the future price increase is? I think you said April 1 and June 1 could add to that? Or is it just an...

Brian Michael Hall - LCI Industries - CFO
Not at this time.

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay. I -- that's helpful. So I guess -- then just on the pricing. So as you guys -- you talked a lot about how you're meeting -- you're sitting down with your customers and you're trying to create ways to maybe de-content the vehicles in a way that would minimize the retail impact. So aside from the price increases that you've already got in the hopper, have you done any work to try to figure out what the price of retail -- what price increase a retail consumer may see as a result of the commodity inflation when you net out your price increases and the de-contenting?

Jason D. Lippert - LCI Industries - CEO & Director
I can't tell you specifically because there's all sorts of different ranges with all the different price points. But I've heard some of the OEM customers talk about 10% or 8% unadjusted type increase to the consumer. That doesn't include some of the de-contenting that they'll for sure engage in over the coming months as we get closer to open house and all the new models are released. So that would just be a quick point there, probably.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay, great. And then the last one for me, just kind of thinking ahead a little bit. So fantastic number for April, stronger than I think a lot of people were looking to see. So you said either -- low to mid-20% organic growth. Wondering, if you could desegregate that a little bit more? How much of that is being driven by the April 1 price increase? And then, do you think -- is there any pre-buying going on? I think it's probably difficult with the chassis, but with some of the other products you make, is there any other prebuying that's occurring to try to get ahead of that June 1 price increase? That's the first part.

Jason D. Lippert - LCI Industries - CEO & Director
I'd tell you that our customers don't -- we don't have customers that prebuy on that point. And Brian can answer kind of the mix question.

Brian Michael Hall - LCI Industries - CFO
Yes, I mean, off the top of my head, I don't have enough price impact on April. Certainly it is a part of it. But I would still look at it as very similar to first quarter that most of it's all driven on that content growth and then the industry.

Scott T. Mereness - LCI Industries - President
Seth, one follow-up to what Jason just said. Our customers keep a day or 2 worth of products on the ground typically when you look at that. So you can't look at our revenue and think that, they don't have the room or they don't have the process to be able to do anything like that. So there's never -- there is never a situation like that with our stuff.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay, yes, just curious because these have been some pretty violent swings on the commodity cost. So just a last question for me on April -- on the outlook. So we talked about RVIA, still feel good about that shipment, it implies 4% growth, it is moderation, there has been some talk, I think you guys referenced to stuff, there is a little overbuilding in the wintertime. I guess the question I have is, we sit back and we think about the rest of the year, is it possible even if retail comes in at the high single, low double digits that when the dealers go to open house, they tell your OEM customers there wasn't a problem with availability this year and with the capacity, lead times are shorter. And just the comps get noisy as that ordering pattern kind of reverts to seasonal norms, or like historical seasonality, and so we could see shipments come in lower in the back half of the year?

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

Jason D. Lippert - LCI Industries - CEO & Director
It certainly is a -- so it's always a possible scenario. But the dealers' buying habits are -- these things have formed over long periods of time. So whether they make a really stark, different approach to fall buying is, I guess, up in the air at this point in time. But I look and point to a lot of things that we're underestimating, not talking about, our 6 million new campers in the market in the last 3 years. 61% of households that camp. These are our move-up opportunities that are looking at RVs and the diversity that's coming to camping. So there's a lot of positive statistics between the camping population and the popularity of RV and the RV lifestyle along with just the entry level floor plan growth and the opportunities at affordable price points. There's just a lot of good upside out there, past maybe some of the buying habits and things like that. I think there's -- we keep talking about retail and retail -- if retail is strong, I think that tells the story for the rest of the year. But we just got to watch those numbers and then we'll probably make some more educated assumptions after that.

Scott T. Mereness - LCI Industries - President
Seth, I think one other quick comment there. We heard that a little bit last week on Patrick's call. But the back half, certainly the comp feel like they're going to become a little more difficult when you look at the back half in the situation. So when you're specifically looking at the comps, I think the -- we agree that probably, it's a little bit more difficult to see if those comps look favorable.

Operator
This does conclude the question-and-answer session of today's program. I'd like to hand the program back to Jason Lippert for any further remarks.

Jason D. Lippert - LCI Industries - CEO & Director
We just want to thank everybody for joining us on the call today. And we will see you next quarter's conference call. Thank you.

Operator
Thank you, ladies and gentlemen for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.

Editor
Forward-Looking Statements

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in

MAY 4, 2018 / 03:00PM GMT, LCII - Q1 2018 LCI Industries Earnings Call

addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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